EXHIBIT 20.1

                       [CHEYENNE SOFTWARE, INC. LETTERHEAD]



                                                          April 24, 1996

         Dear Fellow Cheyenne Shareholder:

         In light of recent events, I want to share with you this update on the state of the Company, and on what we are doing to achieve our primary objective: building the value of Cheyenne for you.

         Despite a tough third quarter, and despite the misinformation currently being spread by an opportunistic, unsolicited suitor seeking to take advantage of it, Cheyenne is financially, strategically, technologically and operationally strong. We believe we are well-positioned to continue to build the value of Cheyenne for our shareholders, customers, business partners and employees. And the Board of Directors and management of Cheyenne are 100 percent united in our commitment and determination to do so.

         Let me describe the basis for our confidence in the Company and its prospects.

         Financial Strength
         Largely based on the strength of our strategy, technology, and product offerings, and despite the hiccup we experienced last quarter, our financial performance over the past decade has been very strong. For example, our annual revenue grew from $8 million in 1991 to $128 million in 1995, and our annual net income has grown from $2 million to $38.5 million over the same period. We have achieved this growth with no debt, and we currently have more than $76 million of cash on hand, an increase of about $6.5 million from the previous quarter.

         Pre-tax operating margins are expected to be approximately 25% before one-time charges for the year ending June 30, 1996. This performance is near the top for software companies. We intend to push for even higher margins and expect that the shift to fee-based technical support currently under way will substantially increase margins in the latter half of fiscal year 1997. We believe, in short, that we are well-positioned for future growth, with many new and innovative products for Windows NT, Windows 95, NetWare and UNIX, among other platforms.

         Market Leader
         We do not just claim to be, but are universally recognized as, the world's leading provider of network backup and recovery software, with more than one-third of that $410 million market --a market industry analysts expect to double in size over the next three years. We have a broad range of well-established, innovative storage management solutions in such areas as network backup, disaster recovery, on-line backup of relational databases and groupware applications, as well as Internet-based solutions. We are confident of our ability to build upon our strength in four key platforms: Microsoft Windows NT, Windows 95, Novell NetWare, and UNIX.

         -   Windows NT and Windows 95
             Revenues related to Windows NT products grew 66% to $8.3 million in the third quarter from $5.0 million in the second quarter. Unit shipments of ARCserve and InocuLAN grew 80% and 100%, respectively, on a sequential basis. We are gaining market share rapidly in the backup and anti-virus segments based on our excellence in product quality and our channel strategy.

             In the desktop arena, Cheyenne is planning additional 32-bit Windows products, including an extensive line of backup, anti-virus, storage management, and communications utilities for Windows 95 and Windows NT that will be unveiled later this quarter, along with some very exciting new strategic alliances.

         -   NetWare
             We are actively committed to Novell NetWare customers and are seeing strong sales growth for our various NetWare offerings. ARCserve 6.0 for NetWare addresses a market in which we have an estimated 65% share and an installed base of more than 500,000 servers. Importantly, the transition to ARCserve 6.0 is already well under way. During the third quarter, sales of the newly-introduced ARCserve 6.0 exceeded those of ARCserve 5.0. We sold close to 40,000 copies into our worldwide distribution channel compared to 5,000 copies sold when the product was released at the end of the previous quarter. This market acceptance should provide a significant opportunity for the cross-selling of our NetWare anti-virus and fax products. Finally, we also have a number of enhanced NetWare offerings in the pipeline for release later this year. For instance, we recently signed an agreement with Novell to integrate our anti-virus and fax technologies with Novell's Groupwise product and we will introduce a Groupwise backup option as well.

         -   UNIX
             UNIX remains a popular platform for deploying enterprise applications. We are shipping and preparing additional products for the most popular UNIX platforms, including Hewlett-Packard HP-UX, IBM AIX, SCO Open Server, and Sun Solaris. We will ship ARCserve/Open 2.2 for UNIX in the fourth quarter complete with agents to backup Informix, Sybase, Lotus Notes, and Web servers, and our engineers are hard at work on the next release. The Santa Cruz Operation
             (SCO), the world's leading provider of UNIX, chose to


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             bundle ARCserve/Open with its Open Server software.  We
             expect to distribute approximately 4,000 units of this important new product within the next few months.

         -   Other Initiatives
             Among other new initiatives, in March 1996 we announced our "Application Agent Strategy" for groupware, database, and Web applications. Under our innovative approach, we are delivering software agents that work in tandem with ARCserve, and that permit on-line backup of mission-critical groupware and on-line transaction processing
             (OLTP) applications running on Windows NT, UNIX, NetWare and OS/2. Our Application Agent Strategy has been strongly endorsed by several industry consultants, trade publications and existing and potential customers, who are already purchasing or beta-testing many of these Application Agents for such groupware systems as Lotus Notes, cc:Mail and Microsoft Exchange Server, and such database systems as Microsoft SQL Server, Oracle, Sybase, Btrieve, Gupta and others. We also previewed the industry's first Web server backup agent at NetWorld+Interop in Las Vegas, which generated a lot of excitement among our customers, Web masters, and industry analysts.

         Strategic Relationships
         One of Cheyenne's often unrecognized competitive advantages is the number of relationships we enjoy with more than 40 of the world's leading technology companies, including Compaq, Computer Associates, Fujitsu, Hewlett-Packard, IBM, and Microsoft. These partners license our software, integrate it into their own solutions, and participate with us in joint development and joint marketing. Many of them sell and distribute Cheyenne products directly as well. We have recently formed several new strategic partnerships, including, last month, a contract with Novell to integrate Cheyenne FAXserve with Novell Groupwise and partnerships with Intel and Symantec to integrate ARCserve with their respective network and systems management software. Additionally, we have been working with the leaders in the "firewall" market--which refers to products designed to prevent unauthorized access to an enterprise--to enhance their data protection by providing real-time virus scanning capabilities. This market will increase in both size and importance as increasing numbers of transactions are conducted and information disseminated via the Internet. Just yesterday, we signed a letter of intent with CheckPoint Software Technologies Ltd. to create the industry's first integrated firewall and anti-virus solution.

         The benefit of these strategic relationships is clear. For example, ARCserve for Windows NT has shown impressive momentum, with unit shipments of that offering nearly doubling over the


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         last quarter.  Several of our partners offer widely respected system and network management platforms. Cheyenne's strategy is to partner--not compete--with these companies. Through these partnerships, Cheyenne customers are assured that our products are tightly integrated with market-leading management platforms. In fact, we are the only data storage management software company that supports all major network management server operating systems.

         A Growing Global Company
         As for our market scope, more than 50% of Cheyenne's revenue now comes from outside North America, and we are aggressively and successfully expanding our global presence. For example, in the three years since we established CSKK, our wholly owned Japanese subsidiary, its annual revenues have increased from less than $1 million in its first year to $18 million today, and CSKK has already achieved strong profitability. We are the leading provider of storage management, anti-virus, and communications software in Japan, and have OEM relationships with virtually all of the major Japanese systems vendors, including Fujitsu, NEC, Mitsubishi, Toshiba and Hitachi. And we recently opened offices in China and Taiwan, which join our existing and well-established sales and technical support offices in Europe, Asia, and North and South America.

                                       ***

         The McAfee Proposal
         As many of you know, our Board of Directors last week unanimously rejected an unsolicited proposal from McAfee Associates, Inc. After careful consideration, the Board determined that the proposal was not in the best interests of Cheyenne's shareholders, customers, business partners or employees from a financial, strategic, technological, or operational point of view, and that it represents little more than an attempt by an opportunistic suitor to take advantage of Cheyenne's substantially undervalued stock and to deprive Cheyenne's shareholders and other constituents of the values to which they are entitled and which they were instrumental in creating. Under the proposal, McAfee would have exchanged each Cheyenne share for 0.4783 of a share of McAfee. Consequently, the value to be received by Cheyenne shareholders would not be $27.50 as widely reported, but rather would be dependent on the value of McAfee stock.

         Our Board, management, and investment bankers do not believe that the proposal is in your interests, for several reasons.

         First, under the McAfee proposal, McAfee shareholders would receive the lion's share of the combined company but would contribute far less to the combined entity. Cheyenne shareholders would suffer significant dilution from the near-


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         doubling of McAfee's outstanding stock under its proposed
         transaction, receiving only an approximately 46% ownership interest in the combined entity even though Cheyenne (based on calendar 1995 results) would be contributing 64% of its revenues, 57% of its combined pre-tax income, and the tremendous value and earnings potential represented by our technological expertise, our broad and rapidly growing range of market-leading and innovative products, our strategic relationships, our international presence, and our loyal and dedicated employees. Indeed, McAfee has emphasized that it would not enter into any transactions that was not "prima facie accretive" to McAfee stock, which by definition means that any McAfee transaction would be dilutive to Cheyenne shareholders.

         Moreover, from a strategic and operational perspective, McAfee's proposal raises a number of difficult questions:

         - How solid are McAfee's growth prospects and therefore its valuation, given that in its core business McAfee directly competes against the established market leaders, Symantec and Intel, in the highly competitive desktop management and anti-virus markets? (By contrast, Cheyenne is the market leader in the higher-value-added enterprise storage management market.)

         - How could McAfee, a California-based company with some 300 employees, hope to acquire and successfully manage a company twice its size, and to retain the people who are its principal assets, in what amounts to a different industry, with a radically different and incompatible business model, located more than 3,000 miles away?

         - How could McAfee hope to deliver on its promise of so-called manufacturing efficiencies and other cost savings when Cheyenne already outsources all of its manufacturing, when there is virtually no significant geographic or functional overlap between the two organizations, and when Cheyenne is already operating at a very high level of organizational efficiency?

         - What sense does it make for Cheyenne to link up with a company in direct competition with many of Cheyenne's most important strategic partners?

         - What sense does it make to combine two companies whose distribution strategies are fundamentally incompatible?

         For these and other reasons, our Board and management have rejected McAfee's proposal. We deplore McAfee's stated intent to pursue its proposal and the resulting confusion and concern this has caused among our shareholders, customers, employees, and other constituents.


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         Please be assured that all of us on the Board of Directors and management team of your Company very much appreciate your continuing interest and support and reaffirm our commitment to you, our shareholders.

         On behalf of the Board of Directors,

                                       Sincerely,

                                       /s/ ReiJane Huai

                                       ReiJane Huai
                                       Chairman, President and
                                         Chief Executive Officer


                                       ***

         Safe Harbor Statement
         Except for any statements of historical fact, the above statements constitute forward-looking statements and are inherently subject to uncertainties. The actual results of Cheyenne may differ materially from the forward-looking statements noted above based on a number of important factors including, but not limited to: receipt and fulfillment of expected orders; the level and timing of returns and exchanges; changes in general business conditions and seasonality; the growth in computer networking; market volatility related to the competition between Novell, Microsoft and other network operating system vendors and other factors; the successful expansion of Cheyenne into the Windows NT, UNIX, desktop, groupware, Internet, and firewall markets; the ability to expand successfully into new geographic regions; the maintenance and expansion of strategic partnerships; the effectiveness of price and other competition faced by Cheyenne; the market acceptance of new products like ARCserve Version 6.0 and the timing of such acceptance; the successful establishment of fee-based technical support; changes in distributors' and other customers' buying patterns; the continuation of the April trend in sell-through; changes in the Company's and the industry's sales practices; one-time events and other factors which may disrupt the Company's business; and other important factors disclosed from time to time in the Company's Form 10-K and Form 10-Q and other Securities and Exchange Commission filings, including the Form 10-Q for the quarter ended Dec. 31, 1995 and, when filed, for the quarter ended March 31, 1996.







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